Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-196344, 333-211893, 333-211894, 333-214571, 333-218542, 333-232094 and 333-239313 on Form S-8 and in Registration Statements No. 333-211375, 333-217255, 333-221089, 333-228353, 333-233570, 333-234370 and 333-246336 on Form S-3 of Resonant Inc. of our report dated March 12, 2020 relating to the consolidated financial statements as of and for the year ended December 31, 2019, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Crowe LLP

Sherman Oaks, California
March 12, 2021